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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                  FORM 12b-25
                                                   Commission File Number 1-6715
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                          NOTIFICATION OF LATE FILING

(Check One): [ ] Form 10-K  [ ] Form 20-F   [ ] Form 11-K   [X] Form 10-Q
[ ] Form N-SAR

For Period Ended: June 30, 2000
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                [ ] Transition Report on Form 10-K
                [ ] Transition Report on Form 20-F
                [ ] Transition Report on Form 11-K
                [ ] Transition Report on Form 10-Q
                [ ] Transition Report on Form N-SAR

For the Transition Period Ended: ________________________

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| Read Instruction (on back page) Before Preparing Form. Please Print or Type  |
|  Nothing in this form shall be construed to imply that the Commission has    |
|                 verified any information contained herein.                   |
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

e4L, Inc.
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Full Name of Registrant

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Former Name if Applicable

15821 Ventura Boulevard, 5th Floor
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Address of Principal Executive Office (Street and Number)

Los Angeles, California 91346
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] | (a)  The reasons described in reasonable detail in Part III of this form
    |      could not be eliminated without unreasonable effort or expense;
[X] | (b)  The subject annual report, semi-annual report, transition report on
    |      Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be
    |      filed on or before the fifteenth calendar day following the
    |      prescribed due date; or the subject quarterly report of transition
    |      report on Form 10-Q, or portion thereof will be filed on or before
    |      the fifth calendar day following the prescribed due date; and
[ ] | (c)  The accountant's statement or other exhibit required by Rule
    |      12b-25(c) has been attached if applicable.
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PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.
                                               (Attach Extra Sheets if Needed)

e4L's fiscal year ended on March 31, 2000. e4L filed its Annual Report on Form 10-K on July 14, 2000, pursuant to an extension provided by Rule 12b-25 of the Securities Exchange Act of 1934. e4L's first fiscal quarter ended on June 30, 2000. As of the date hereof, e4L has not yet been able to finalize its financial statements for the fiscal quarter ended June 30, 2000 without unreasonable effort and expense due in large part to management's time being consumed with the filing of its Annual Report on Form 10-K and a number of potential transactions.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

     Daniel M. Yukelson, Executive
     Vice President/Finance and
     Chief Financial Officer             (818)                 461-6413
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               (Name)                 (Area Code)         (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is
     no, identify report(s).                                [X] Yes [ ] No
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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                               [ ] Yes [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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                                   SIGNATURE


                                   e4L, Inc.
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                 (Name of Registrant as Specified in Charter)


Pursuant to the requirements of the Securities Act of 1934, the Registrant has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date       August 14, 2000              By      /s/ Daniel M. Yukelson
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                                                Executive Vice President/Finance
                                                  and Chief Financial Officer